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                                  Exhibit 11.1

              Statement Regarding Computation of Per Share Earnings
                     TB Wood's Corporation and Subsidiaries

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
December 28, 2001
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(in thousands except per share amounts)                                 2001               2000               1999
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
Net income                                                               $2,906             $6,145             $5,367
Basic:
   Net income per common share                                            $0.55              $1.12              $0.91
   Weighted average shares of common stock and equivalents
   outstanding                                                            5,332              5,468              5,896
Diluted:
   Net income per common share                                            $0.54              $1.12              $0.91
   Weighted average shares of common stock
   and equivalents outstanding                                            5,355              5,473              5,910
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